Exhibit 99.7

STANDALONE OPTION GRANT NOTICE

IMMUNOCORE HOLDINGS PLC

Capitalized terms not specifically defined in this Option Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) of Immunocore Holdings Plc (the “Company”).

Conditional upon and effective subject to the occurrence of the IPO Date, the Company has granted to the participant listed below (“Participant”) the option described in this Grant Notice (the “Option”), subject to the terms and conditions of the Option Agreement attached as Exhibit A (the “Agreement”), which is incorporated into this Grant Notice by reference.  This Option is not granted under the Plan but, save as provided in Section 1.2 of the Agreement, this Option is subject to the terms and conditions of the Plan as if it were granted thereunder, and such terms and conditions are incorporated into this Grant Notice by reference. References in this Grant Notice and in the Agreement to the “Plan” shall be construed accordingly.  If the fields below are blank or the information is otherwise provided in a different format electronically, the blank fields and other information (such as exercise schedule and type of grant) shall be deemed to come from the Globalshares system and is considered part of this Grant Notice.

Participant:	[See Globalshares for details]

Grant Date:	[See Globalshares for details]

Exercise Price per Share:	[See Globalshares for details]

Shares Subject to the Option:	[See Globalshares for details]

Final Expiration Date:	The day before the 10th anniversary of the Grant Date

Vesting Commencement Date:	[See Globalshares for details]

Vesting Schedule:	[See Globalshares for details]

Exercise:	The Option may not be exercised prior to the expiry of the Lock-Up Period.

Type of Option:	Non-Qualified Option

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and any Group Company policy that may be applicable to the Participant and the Option from time to time (the “Policies”).  Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

By accepting this Option, Participant consents to receive this Grant Notice, the Agreement, the Plan, the Policies and any other Option related documents by electronic delivery and to carry out all activities related to the Option through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the US federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IMMUNOCORE HOLDINGS PLC	PARTICIPANT

[Executed by acceptance in Globalshares]

Exhibit A

OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.	GENERAL

1.1.	Grant of Option

The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2.	Terms

The Option is subject to the terms and conditions (i) set forth in this Agreement and (ii) save as set out in the remainder of this Section below, of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of this Agreement will control.

The Plan shall apply to the Option with such disapplication, variation or interpretation of its terms and conditions as the Administrator may consider necessary or desirable to take account of the Participant’s status as a former employee of a Group Company.

2.	PERIOD OF EXERCISABILITY

2.1.	Commencement of Exercisability

The Option will vest and, subject to the expiry of the Lock-Up Period, become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.

2.2.	Duration of Exercisability

The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3.	Expiration of Option

The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)	The final expiration date in the Grant Notice;

(b)	Immediately upon a Corporate Event if the Administrator has determined that the Option will terminate in connection with a Corporate Event;

(c)	The day before the tenth anniversary of the Grant Date.

3.	EXERCISE OF OPTION

3.1.	Person Eligible to Exercise

During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2.	Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3.	Tax Withholding.

(a)
The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any tax and/or social security withholding obligations arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option.

(b)
Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax and/or social security withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax and/or social security withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax and/or social security liability.

(c)
By accepting the Option, Participant agrees that Participant will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Shares or other securities of the Company held by Participant, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s Shares (or other securities of the Company) until the end of such period. Participant also agrees that any transferee of any Shares (or other securities of the Company) held by Participant will be bound by this Section 3.3(c). The underwriters of the Company’s Shares are intended third party beneficiaries of this Section 3.3(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.	OTHER PROVISIONS

4.1.	Option Not a Service Contract.

By accepting the Option, Participant acknowledges, understands and agrees that:

(a)	the Option is not an employment or service contract and the Participant has no current relationship with the Company or any Group Company as a Service Provider;

(b)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(c)
the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(d)	the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; and

(e)
neither the Company nor any Group Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar (or such other currency in which the Exercise Price may be denominated) that may affect the value of Participant’s options or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares received.

4.2.	No Advice Regarding Grant; No Liability for Taxes

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares.  Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

As a condition to accepting the Option, Participant hereby (a) agrees to not make any claim against the Company, Group, or any of its officers, Directors, Employees related to tax or social security liabilities arising from the Option or other Company or Group compensation and (b) acknowledges that Participant was advised to consult with Participant’s own personal tax, legal and financial advisors regarding the tax and social security consequences of the Option and has either done so or knowingly and voluntarily declined to do so. Additionally, if Participant is subject to tax in the United States, Participant acknowledges that the Option is exempt from Section 409A only if the exercise price per share is at least equal to the “fair market value” of a Share on the date of grant as determined by the US Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, Participant agrees not make any claim against the Company, Group, or any of its Officers, Directors, Employees in the event that the US Internal Revenue Service asserts that such exercise price per share is less than the “fair market value” of a Share on the date of grant as subsequently determined by the US Internal Revenue Service.

4.3.	Adjustments

Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.4.	Notices

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given: (i) if sent by email, when actually received; and (ii) if sent by certified mail (return receipt requested) and deposited with postage prepaid in the applicable national mail, when delivered by a nationally recognized express shipping company.

4.5.	Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6.	Conformity to Applicable Laws

Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and this Option may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.7.	Successors and Assigns

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8.	Entire Agreement

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, with the exception of other equity awards previously granted to Participant and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Participant in each case that specifies the terms that should govern this Option.

4.9.	Agreement Severable

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10.	Limitation on Participant’s Rights

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.11.	Counterparts

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.12.	Choice of Law

The Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any dispute.

4.13.	Other Documents

Participant hereby acknowledges receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the prospectus document containing the Plan information specified in Section 10(a) of the Securities Act. In addition, Participant acknowledges receipt of the Company’s Insider Trading and Window Period Policy.

4.14.	Corporate Events.

The Option is subject to the terms of any agreement governing a Corporate Event involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.